For Immediate Release

CRM Holdings, Ltd. Announces
Third Quarter Results

Revenues Up 129% for the Quarter
Net Income of $0.44 Per Share

HAMILTON, Bermuda, November 7, 2007 - CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the third quarter ended September 30, 2007.

Three Months Ending September 30, 2007

Net income for the third quarter of 2007 was $7.2 million, or $0.44 per diluted share, compared to $3.3 million, or $0.21 per diluted share, in the third quarter of 2006. Total revenues were $39.5 million in the quarter, an increase of 129% from $17.3 million in the same quarter of 2006. These results were aided by the inclusion of the results of Majestic Insurance Company (“Majestic”), which was acquired November 14, 2006.

Net earned premiums from primary insurance and reinsurance rose to $28.9 million from $6.3 million in the prior year. Majestic accounted for the majority of the increase with $21.6 million of net earned premium. The Company’s reinsurance subsidiary, Twin Bridges, also increased its net earned premiums to $7.3 million from $6.3 million a year ago, by assuming a larger share of the excess coverage purchased by self-insured groups administered by the Company.

Fee-based management services revenues decreased to $8.7 million from $10.1 million in the prior year. The decline was due to lower insurance rates in California, attrition in the membership of one New York self-insured group managed by the Company and reduced commissions on excess policies placed with Majestic.

Investment income rose to $2.9 million for the quarter from $0.9 million in the same quarter of 2006, due to the increased level of investments following the inclusion of Majestic.

Total expenses increased to $33.1 million from $13.4 million in the third quarter a year ago, driven largely by the inclusion of Majestic’s results. Loss and loss adjustment expenses as a percentage of net premiums earned (loss ratio) at Twin Bridges in the quarter were 18%, down from 36% in the prior year, largely because of the effect of favorable prior-period reserve development of $1.5 million. Majestic’s loss ratio was 60%, aided by favorable loss development net of retrospective policy return premiums of $1.3 million.

In the reinsurance segment, the combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the third quarter of 2007 was 35%, compared to 68% in the same quarter of 2006. The improvement was aided by the favorable prior-period reserve development. The combined ratio for Majestic, the Company’s primary insurance segment, was 90%.

“Again this quarter, we increased the diversity of our business. We generated further revenues from primary insurance business in New Jersey, and we laid the foundations for a primary insurance business in New York, which began in October. We expanded our reinsurance business to include underwriting for non-affiliated third parties, and we made a small acquisition to expand our fee-based business,” said Daniel G. Hickey, Jr., CEO of CRM Holdings Ltd.

Nine Months Ending September 30, 2007

For the nine months ended in September, net income was $15.2 million, or $0.93 per diluted share, an increase of 50% from $0.62 per diluted share in the first nine months of 2006.

For the first nine months of 2007, net earned premiums from primary insurance and reinsurance increased to $85.3 million from $16.2 million in the year-ago period. The increase was related primarily to the acquisition of Majestic in November 2006. At Twin Bridges, net earned premiums increased by $3.1 million to $19.3 million from $16.2 million a year ago, as that business assumed a larger share of the excess coverage purchased by existing self-insured groups managed by CRM.

The combined ratio for the reinsurance segment for the first nine months of 2007 was 50%, compared to 60% in the first nine months of 2006. The combined ratio for Majestic was 91%.

Segment Results

Fee-based management services business
In the third quarter of 2007, revenues in the fee-based management services segment were $8.7 million, a 14% decline from $10.1 million in revenues in the same quarter a year ago. The number of group members in California increased 10% to 415 compared to the same period last year; however, rates in California were lower than at the same time last year. Therefore, premiums under management at September 30, 2007 of $58.9 million declined 19% from $72.3 million at the same time a year ago. The Company’s group membership in New York increased 4% to 2,099, but premiums under management decreased by 19% to $98.4 million, mainly due to member attrition in one trust.

For the first nine months of 2007, revenue in the fee-based management services segment declined by 8% to $27.4 million from $29.7 million last year.

Primary Insurance and Reinsurance Segments
In the primary insurance segment, revenues were $23.8 million in the quarter, and income before taxes was $4.4 million. Excluding the pre-tax effect of $1.9 million from the favorable prior-period reserve development and refunded earned premium of $0.6 million, net income attributed to Majestic would have been lower after tax by approximately $0.8 million.

In the third quarter of 2007, revenues in the reinsurance segment increased 13% to $7.9 million from $7.0 million in the same quarter last year due to the higher quota share agreement with Majestic compared to the agreement in place with a third party carrier last year.

Net income before taxes for the reinsurance segment was $5.4 million in the third quarter of 2007, compared to $2.8 million in the third quarter of 2006, an increase of 96.1%. Excluding the impact from the favorable prior-period reserve development, net income attributed to the reinsurance segment would have been $3.9 million, an increase of 39% over net income for the third quarter of 2006.

For the first nine months of the year, revenues from the primary insurance segment were $71.6 million and income before taxes was $11.3 million.

In the first nine months of 2007, revenues in the reinsurance segment were $21.3 million compared to $18.1 million last year, an increase of 18%. Income before taxes was $11.8 million, up from $8.4 million last year.

Outlook for Remainder of 2007

CRM expects its results for the full year to reflect further progress from its risk-based businesses. Its fee-based business will continue to experience soft market conditions in California and must absorb an impending rate cut in New York and the weakness of some of its managed trusts in the current legislative and rate environment. Based largely on the results in the reinsurance and primary insurance segments, CRM has raised its guidance range for the full year to $1.20 to $1.25 per fully diluted share.

Conference Call

The company will host a conference call at 11:00 a.m. EST on Wednesday, November 7, 2007, to discuss earnings for the third quarter ended September 30, 2007. To participate in the event by telephone, please dial 877-719-9791 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 1251413. International callers should dial 719-325-4841. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, November 7 at approximately 2:00 p.m. EST through Wednesday, November 14, at midnight Eastern Time. Dial 888-203-1112 and enter the conference ID number 1251413. International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include providing fee-based management and other services to workers’ compensation self-insured groups and, beginning in November 2006, the offering of a primary workers’ compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its primary workers’ compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington, New Jersey and, starting on October 1, 2007, New York. CRM is also a provider of reinsurance and excess workers’ compensation coverage to the self-insured groups it manages as well as other qualified self-insured entities. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	(Unaudited) September 30, 2007	December 31, 2006
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $204,923 and $193,467)	$205,621	$193,208
Equity securities, available-for-sale (cost $18,894 and $11,904)	20,666	12,089
Short-term investments	3,066	7,677
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	230,436	214,057
Cash and cash equivalents	53,125	14,257
Cash and cash equivalents, restricted	804	6,546
Accrued interest receivable	2,581	2,325
Premiums receivable, net	12,275	17,806
Reinsurance recoverable	37,878	30,749
Accounts receivable	3,922	5,572
Deferred policy acquisition costs	574	1,143
Net deferred tax asset	8,220	6,803
Goodwill	2,661	2,695
Other assets	5,677	4,400
Total assets	$358,153	$306,353

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$179,972	$153,622
Reinsurance payable	1,664	1,538
Unearned premiums	9,114	8,080
Unearned management fees and commissions	105	613
Long-term debt and other secured borrowings	44,084	44,115
Accrued expenses	21,725	14,741
Total liabilities	256,664	222,709

Common Stock
Authorized 50 billion shares; $.01 par value;
15.9 million common shares issued and outstanding;	159	155
0.4 million Class B shares issued and outstanding	4	8
Additional paid-in capital	67,533	66,566
Retained earnings	32,179	16,973
Accumulated other comprehensive gain (loss), net of tax	1,614	(58)
Total shareholders' equity	101,489	83,644
Total liabilities and shareholders' equity	$358,153	$306,353

Table 2
CRM Holdings, Ltd.
Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Amounts in thousands, except per share data)
Revenues
Net premiums earned	$28,925	$6,287	$85,262	$16,201
Fee-based management services	7,639	10,053	25,246	29,655
Investment income	2,934	939	8,064	2,568
Total revenues	39,498	17,279	118,572	48,424

Expenses
Losses and loss adjustment expenses	14,195	2,263	47,174	4,494
Fees paid to general agents and brokers	2,449	2,660	8,053	7,927
Policy acquisition costs	4,097	1,897	12,201	4,870
Selling, general and administrative expenses	11,372	6,553	32,718	19,946
Interest expense	991	1	2,940	31
Total expenses	33,104	13,374	103,086	37,268

Income before taxes	6,394	3,905	15,486	11,156

Provision for income taxes	(757)	563	278	1,067

Net Income	$7,151	$3,342	$15,208	$10,089

Earnings per share:
Basic	$0.44	$0.21	$0.93	$0.62
Diluted	$0.44	$0.21	$0.93	$0.62

Weighted average shares outstanding:
Basic	16,289	16,247	16,283	16,247
Diluted	16,300	16,247	16,343	16,252

Table 3
CRM Holdings Ltd.
Consolidated Statements of Cash Flow (Unaudited)

	Nine months ended September 30,
	2007	2006
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,208	$10,089
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	638	173
Amortization of unearned compensation, restricted stock	918	386
Amortization of discounts on available-for-sale investments	(878)	(1,521)
Net realized gains on sale of investments	(142)	23
Deferred income tax benefit	(2,288)	(131)
Changes in:
Cash and cash equivalents, restricted	5,742	885
Accrued interest receivable	(256)	-
Premiums receivable	5,530	(10,433)
Reinsurance recoverable	(7,129)	-
Accounts receivable	1,650	(1,273)
Policy acquisition costs	569	(2,264)
Other assets	(150)	(567)
Reserve for losses and loss adjustment expenses	26,350	4,495
Reinsurance payable	126	-
Unearned premiums	1,034	7,475
Unearned management fees and commissions	(508)	(384)
Other accrued expenses	6,982	420
Net cash provided by operating activities	53,396	7,373

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(134,601)	(171,214)
Proceeds from sales and maturities of available-for-sale investments	117,176	107,643
Net sales and maturities of short-term investments	4,611	-
Fixed assets, net	(1,510)	(435)
Loans receivable, net	(221)	375
Net cash used in investing activities	(14,545)	(63,631)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in accrued IPO costs	-	(2,411)
Repayments under long-term debt and credit facilities	(32)	(38)
Issuance of common shares - employee stock option purchase plan	64	-
Retirement of common shares - share-based compensation	(15)	-
Net cash provided by (used in) financing activities	17	(2,449)
Net increase (decrease) in cash	38,868	(58,707)
Cash and cash equivalents
Beginning	14,257	67,923
Ending	$53,125	$9,126

Table 4
CRM Holdings, Ltd.
Income By Segment
For the three months ended September 30, 2007

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$21,614	$7,311	$-	$-	$28,925
Management fees	8,628	-	-	-	(989)	7,639
Investment income	24	2,212	611	87	-	2,934
Total revenues	8,652	23,826	7,922	87	(989)	39,498
Expenses:
Underwriting expenses	-	16,960	2,321	-	(989)	18,292
Interest expense	13	-	-	978	-	991
Depreciation and amortization	221	32	-	-	-	253
Operating expenses	10,129	2,482	205	752	-	13,568
Total expenses	10,363	19,474	2,526	1,730	(989)	33,104

Income before taxes	$(1,711)	$4,352	$5,396	$(1,643)	$-	$6,394

Total Assets	$10,367	$304,002	$87,799	$8,806	$(52,821)	$358,153

For the three months ended September 30, 2006

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$-	$6,287	$-	$-	$6,287
Management fees	10,053	-	-	-	-	10,053
Investment income	30	-	710	199	-	939
Total revenues	10,083	-	6,997	199	-	17,279
Expenses:
Underwriting expenses	-	-	4,160	-	-	4,160
Interest expense	1	-	-	-	-	1
Depreciation and amortization	69	-	-	-	-	69
Operating expenses	8,513	-	85	546	-	9,144
Total expenses	8,583	-	4,245	546	-	13,374

Income before taxes	$1,500	$-	$2,752	$(347)	$-	$3,905

Total Assets	$8,836	$-	$79,872	$16,977	$-	$105,685

For the nine months ended September 30, 2007

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$65,987	$19,275	$-	$-	$85,262
Management fees	27,263	-	-	-	(2,017)	25,246
Investment income	101	5,636	2,055	272	-	8,064
Total revenues	27,364	71,623	21,330	272	(2,017)	118,572
Expenses:
Underwriting expenses	-	52,665	8,727	-	(2,017)	59,375
Interest expense	17	-	-	2,923	-	2,940
Depreciation and amortization	548	90	-	-	-	638
Operating expenses	28,918	7,588	823	2,804	-	40,133
Total expenses	29,483	60,343	9,550	5,727	(2,017)	103,086

Income before taxes	$(2,119)	$11,280	$11,780	$(5,455)	$-	$15,486

Total Assets	$10,367	$304,002	$87,799	$8,806	$(52,821)	$358,153

For the nine months ended September 30, 2006

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$-	$16,201	$-	$-	$16,201
Management fees	29,655	-	-	-	-	29,655
Investment income	60	-	1,932	576	-	2,568
Total revenues	29,715	-	18,133	576	-	48,424
Expenses:
Underwriting expenses	-	-	9,364	-	-	9,364
Interest expense	31	-	-	-	-	31
Depreciation and amortization	173	-	-	-	-	173
Operating expenses	25,705	-	414	1,581	-	27,700
Total expenses	25,909	-	9,778	1,581	-	37,268

Income before taxes	$3,806	$-	$8,355	$(1,005)	$-	$11,156

Total Assets	$8,836	$-	$79,872	$16,977	$-	$105,685

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Revenues from Fee-Based Management Services
New York	$5,769	$6,833	$19,210	$20,444
California	2,859	3,220	8,053	9,212
	8,628	10,053	27,263	29,655

Revenues from Primary Insurance
California	18,358	-	52,643	-
New York/New Jersey	2,517	-	10,135	-
Other (1)	739	-	3,209	-
	21,614	-	65,987	-
Revenues from Reinsurance
New York	3,142	3,598	9,930	8,328
California	3,790	2,689	8,966	7,873
Other (2)	379	-	379	-
	7,311	6,287	19,275	16,201

Investment Income	2,934	939	8,064	2,568

Eliminations (3)	(989)	-	(2,017)	-

Total Revenues	$39,498	$17,279	$118,572	$48,424

(1) Includes primary insurance premiums for policies written in Washington, Alaska, Arizona and Nevada.
(2) Includes $379,000 of reinsurance premiums for policies written in Hawaii and the 50 percent participation in a layer of Majestic's reinsurance treaty for the loss and loss adjustment expenses in excess of $500,000 per occurrence up to $750,000.
(3) Elimination of CRM New York and CRM California intercompany commissions from Majestic.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	September 30,
	2007	2006

Number of Groups
New York	7	8
California	5	6
Texas	-	-
	12	14

Number of Group Members
New York	2,099	2,019
California	415	376
Texas	-	-
	2,514	2,395

Aggregate Annualized Premiums (1)
New York	$98,359,357	$120,977,448
California	58,871,016	72,316,775
Texas	-	-
	$157,230,373	$193,294,223

(1) Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indication of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data (1)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Primary Insurance Premiums	$21,614	$-	$65,987	$-
Loss and Loss Adjustments Expenses	12,890	-	42,041	-
Underwriting, Acquisition and Insurance Expenses (2)	6,584	-	18,302	-
Underwriting Profit	$2,140	$-	$5,644	$-

Loss Ratio (3)	59.6%	0.0%	63.7%	0.0%
Expense Ratio (4)	30.5%	0.0%	27.7%	0.0%
Combined Ratio (5)	90.1%	0.0%	91.4%	0.0%

(1) Results of the Primary Insurance segment are not presented for periods prior to the acquisition date of November 14, 2006.
(2) Does not include the elimination of $989 thousand and $1.8 million of Majestic policy acquisition costs against commissions due to CRM New York and CRM California for the three and nine months ended September 30, 2007, respectively.

(3) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(4) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(5) The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)

Net Reinsurance Premiums	$7,311	$6,287	$19,275	$16,201
Loss and Loss Adjustments Expenses	1,311	2,263	5,139	4,495
Underwriting, Acquisition and Insurance Expenses	1,216	1,982	4,413	5,283
Underwriting Profit	$4,784	$2,042	$9,723	$6,423

Loss Ratio (1)	17.9%	36.0%	26.7%	27.7%
Expense Ratio (2)	16.6%	31.5%	22.9%	32.6%
Combined Ratio (3)	34.6%	67.5%	49.6%	60.4%

(1) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3) The combined ratio is the sum of the loss ratio and the expense ratio.